                                                                    Exhibit 99.2

Designated Filer:                       Platinum Equity, LLC
Issuer & Ticker Symbol:                 Ryerson Holding Corporation (RYI)
Date of Event Requiring Statement:      August 7, 2014

                                         JOINT FILERS' INFORMATION

1.  Tom Gores
2.  Platinum Equity Capital Partners, L.P.
3.  Platinum Equity Capital Partners-PF, L.P.
4.  Platinum Equity Capital Partners-A, L.P.
5.  Platinum Equity Capital Partners II, L.P.
6.  Platinum Equity Capital Partners-PF II, L.P.
7.  Platinum Equity Capital Partners-A II, L.P.
8.  Platinum Rhombus Principals, LLC

The business address for all of the above reporting persons is:

c/o Platinum Equity, LLC
360 North Crescent Drive
Beverly Hills, California 90210